Exhibit 4.2

SERIES SUPPLEMENT

This SERIES SUPPLEMENT dated as of February 14, 2025 (this “Supplement”), by and between RG&E STORM FUNDING, LLC, a Delaware limited liability company (the “Issuer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association (“BANK”), in its capacity as indenture trustee (the “Indenture Trustee”) for the benefit of the Secured Parties under the Indenture dated as of February 14, 2025 (the “Indenture”), by and between the Issuer and the BANK, in its capacity as Indenture Trustee and in its separate capacity as a securities intermediary.

PRELIMINARY STATEMENT

Section 9.01 of the Indenture provides, among other things, that the Issuer and the Indenture Trustee may at any time enter into an indenture supplemental to the Indenture for the purposes of authorizing the issuance by the Issuer of the Recovery Bonds and specifying the terms thereof. The Issuer has duly authorized the creation of the Recovery Bonds with an initial aggregate principal amount of $75,300,000 to be known as RG&E Storm Funding, LLC Recovery Bonds (the “Recovery Bonds”), and the Issuer and the Indenture Trustee are executing and delivering this Supplement in order to provide for the Recovery Bonds.

All terms used in this Supplement that are defined in the Indenture, either directly or by reference therein, have the meanings assigned to them therein, except to the extent such terms are defined or modified in this Supplement or the context clearly requires otherwise. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern.

GRANTING CLAUSE

With respect to the Recovery Bonds, the Issuer hereby Grants to the Indenture Trustee, as Indenture Trustee for the benefit of the Secured Parties of the Recovery Bonds, a Lien on and a security interest in and to all of the Issuer’s right, title and interest (whether now owned or hereafter acquired or arising) in, to and under all of the following property (such property, collectively, the “Recovery Bond Collateral”): (a) the Recovery Property created under and pursuant to the Financing Order and the Act and transferred by the Seller to the Issuer pursuant to the Sale Agreement (including, to the fullest extent permitted by law, the right, title, and interest of the Issuer (i) in and to the Recovery Charges established pursuant to the Financing Order, as approved by the NYPSC and adjusted from time to time in accordance with the Financing Order, (ii) in and to all revenues, collections, claims, payments, money, or proceeds of or arising from the Recovery Charges or constituting Recovery Charges that are the subject of the Financing Order, regardless of whether such revenues, collections, claims, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, claims, payments, money, or proceeds; and (iii) in and to all rights to obtain periodic adjustments to the Recovery Charges pursuant to the terms of the Financing Order; (b) all Recovery Charges related to the Recovery Property, (c) the Sale Agreement and all property and interests in property transferred to the Issuer under the Sale Agreement with respect to the Recovery Property and the Recovery Bonds, (d) the Servicing Agreement, the Administration Agreement, any Intercreditor Agreement and any subservicing, agency, intercreditor, administration or collection agreements

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executed in connection therewith, if any, to the extent related to the foregoing Recovery Property and the Recovery Bonds, (e) the Collection Account, all subaccounts thereof and all amounts of cash, instruments, investment property or other assets on deposit therein or credited thereto from time to time and all Financial Assets and securities entitlements carried therein or credited thereto, (f) all rights to compel the Servicer to file for and obtain adjustments to the Recovery Charges in accordance with Subdivision f. of Subsection 5 of Section 3 of the Act, the Financing Order or the Tariff filed in connection therewith, (g) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, whether such claims, demands, causes and choses in action constitute Recovery Property, accounts, general intangibles, instruments, contract rights, chattel paper or proceeds of such items or any other form of property with respect to the Recovery Bonds, (h) all accounts, chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property, letters of credit, letters-of-credit rights, money, commercial tort claims and supporting obligations with respect to the Recovery Bonds related to the foregoing and (i) all payments on or under, and all proceeds in respect of, any or all of the foregoing with respect to the Recovery Bonds; it being understood that the following do not constitute Recovery Bond Collateral: amounts released to RG&E by the Indenture Trustee on any Payment Date relating to its return on capital of its Capital Contribution, amounts deposited in the Capital Subaccount or any other subaccount that have been released to the Issuer or as it directs following retirement of the Recovery Bonds amounts deposited with the Issuer on the Closing Date, required for payment of costs of issuance with respect to the Recovery Bonds (together with any interest earnings thereon), it being understood that such amounts described in this clause shall not be subject to Section 3.17 of the Indenture.

The foregoing Grant is made in trust to secure the payment of principal of and premium, if any, interest on, and any other amounts owing in respect of, the Recovery Bonds and all fees, expenses, counsel fees and other amounts due and payable to the Indenture Trustee equally and ratably without prejudice, priority or distinction, except as expressly provided in the Indenture, to secure compliance with the provisions of the Indenture with respect to the Recovery Bonds, all as provided in the Indenture and to secure the performance by the Issuer of all of its obligations under the Indenture (collectively, the “Secured Obligations”). The Indenture and this Series Supplement constitute a security agreement within the meaning of the Act and under the UCC to the extent that the provisions of the UCC are applicable hereto.

The Indenture Trustee, as indenture trustee on behalf of the Secured Parties of the Recovery Bonds, acknowledges such Grant and accepts the trusts under this Supplement and the Indenture in accordance with the provisions of this Supplement and the Indenture.

SECTION 1. Designation. The Recovery Bonds shall be designated generally as the Recovery Bonds, Series 2025-A.

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SECTION 2. Initial Principal Amount; Recovery Bond Interest Rate; Scheduled Payment Date; Final Maturity Date. The Recovery Bonds shall have the initial principal amount, bear interest at the rates per annum and shall have the Scheduled Final Payment Dates and the Final Maturity Dates set forth below:

Initial Principal Amount	Recovery Bond Interest Rate	Scheduled Final Payment Date	Final Maturity Date
$75,300,000	4.932%	05/01/2035	05/01/2037

The Recovery Bond Interest Rate shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 3. Authentication Date; Payment Dates; Expected Amortization Schedule for Principal; Periodic Interest; No Premium; Other Terms.

(a) Authentication Date. The Recovery Bonds that are authenticated and delivered by the Indenture Trustee to or upon the order of the Issuer on February 14, 2025 (the “Closing Date”) shall have as their date of authentication February 14, 2025.

(b) Payment Dates. The Payment Dates for the Recovery Bonds are May 1 and November 1 of each year or, if any such date is not a Business Day, the next succeeding Business Day, commencing on November 1, 2025 (the “Initial Payment Date”) and continuing until the earlier of repayment of the Recovery Bonds in full and the Final Maturity Date.

(c) Expected Sinking Fund Schedule for Principal. Unless an Event of Default shall have occurred and be continuing on each Payment Date, the Indenture Trustee shall distribute to the Holders of record as of the related Record Date amounts payable pursuant to Section 8.02(e) of the Indenture as principal to the holders of the Recovery Bonds, until the Outstanding Amount of the Recovery Bonds thereof has been reduced to zero; provided, however, that in no event shall a principal payment pursuant to this Section 3(c) on a Payment Date be greater than the amount necessary to reduce the Outstanding Amount of Recovery Bonds to the amount specified in the Expected Amortization Schedule set forth on Schedule A hereto for such Payment Date.

(d) Periodic Interest. Periodic Interest will be payable on the Recovery Bonds on each Payment Date in an amount equal to one-half of the product of (i) the applicable Recovery Bond Interest Rate and (ii) the Outstanding Amount of the Recovery Bonds as of the close of business on the preceding Payment Date after giving effect to all payments of principal made to the Holders of the related Recovery Bonds on such preceding Payment Date; provided, however, that with respect to the Initial Payment Date, or, if no payment has yet been made, interest on the outstanding principal balance will accrue from and including the Closing Date to, but excluding, the following Payment Date.

(e) Book-Entry Recovery Bonds. The Recovery Bonds shall be Book-Entry Recovery Bonds and the applicable provisions of Section 2.11 of the Indenture shall apply to the Recovery Bonds.

(f) Indenture Trustee Cap. The amount payable with respect to the Recovery Bonds pursuant to Section 8.02(e)(i) shall not exceed $200,000 annually; provided, however, that the Indenture Trustee Cap shall be disregarded and inapplicable upon the acceleration of the Recovery Bonds following the occurrence of an Event of Default.

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SECTION 4. Minimum Denominations. The Recovery Bonds shall be issuable in the Minimum Denomination and integral multiples of $1,000 in excess thereof.

SECTION 5. Certain Defined Terms. Article I of the Indenture provides that the meanings of certain defined terms used in the Indenture shall be as defined in Appendix A attached to the Indenture. Additionally, Article II of the Indenture provides certain terms will have the meanings specified in the related Supplement. With respect to the Recovery Bonds, the following definitions shall apply:

“Initial Payment Date” has the meaning specified in Section 3 of this Supplement.

“Minimum Denomination” shall mean $2,000.

“Recovery Bond Interest Rate” has the meaning specified in Section 2 of this Supplement.

“Payment Date” has the meaning specified in Section 3(b) of this Supplement.

“Periodic Interest” has the meaning specified in Section 3(d) of this Supplement.

“Closing Date” has the meaning specified in Section 3(a) of this Supplement.

SECTION 6. Delivery and Payment for the Recovery Bonds; Form of the Recovery Bonds. The Indenture Trustee shall deliver the Recovery Bonds to the Issuer when authenticated in accordance with Section 2.03 of the Indenture. The Recovery Bonds shall be in the form of Exhibits hereto.

SECTION 7. Ratification of Agreement. As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture, as so supplemented by this Supplement, shall be read, taken, and construed as one and the same instrument. This Supplement amends, modifies and supplemented the Indenture only in so far as it relates to the Recovery Bonds.

SECTION 8. Counterparts. This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

SECTION 9. GOVERNING LAW; WAIVER OF JURY TRIAL. THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND SECTIONS 9-301 THROUGH 9-306 OF THE NY UCC), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS EACH OF THE ISSUER AND THE INDENTURE TRUSTEE AND EACH HOLDER (BY ITS ACCEPTANCE OF THE RECOVERY BONDS) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY.

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SECTION 10. Issuer Obligation. No recourse may be taken directly or indirectly, by the Holders with respect to the obligations of the Issuer on the Recovery Bonds, under the Indenture or under this Supplement or any certificate or other writing delivered in connection herewith or therewith, against (i) any manager of the Issuer in its individual capacity, (ii) the Trustee in its individual capacity or (iii) any of the Issuer’s or Trustee’s respective owners, beneficiaries, agents, officers, directors, employees, successors or assigns will, in the absence of an express agreement to the contrary. Each Holder by accepting a Recovery Bond specifically confirms the nonrecourse nature of these obligations, and waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Recovery Bonds.

SECTION 11. Trustee and Securities Intermediary Not Responsible. Neither the Trustee nor the Securities Intermediary is responsible for the sufficiency or validity of this Supplement, nor for the recitals herein. The Indenture Trustee and the Securities Intermediary shall be entitled to the same rights, protections, privileges, immunities and indemnities under this Supplement to which they are entitled under the Indenture.

SECTION 12. Submission to Non-Exclusive Jurisdiction. Each of the Issuer, the Indenture Trustee, the Securities Intermediary and each Holder (by its acceptance of the Recovery Bonds) hereby irrevocably submits to the non-exclusive jurisdiction of (A) any New York State court sitting in the Borough of Manhattan in The City of New York or (B) any U.S. federal court sitting in the Borough of Manhattan in The City of New York in respect of any suit, action or Proceeding arising out of or relating to this Supplement and the Recovery Bonds and irrevocably accepts for itself and in respect of its respective property, generally and unconditionally, jurisdiction of the aforesaid courts.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the day, month and year first above written.

ISSUER:

RG&E Storm Funding, LLC a Delaware limited liability company

By:	/s/ Michael G. Panichi
Name: Michael G. Panichi
Title: President and Treasurer

By:	/s/ Andrea VanLuling
Name: Andrea VanLuling
Title: Controller

INDENTURE TRUSTEE:

U.S. Bank Trust Company, National Association, not in its individual capacity but solely as Indenture Trustee

By:	/s/ Matthew M. Smith
Name: Matthew M. Smith
Title: Vice President

SECURITIES INTERMEDIARY AND ACCOUNT BANK:

U.S. Bank National Association, not in its individual capacity but solely as Securities Intermediary and Account Bank

By:	/s/ Matthew M. Smith
Name: Matthew M. Smith
Title: Vice President

Signature Page to Series Supplement

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SCHEDULE A

EXPECTED AMORTIZATION SCHEDULE

DATE	AMOUNT
Closing Date	$75,300,000.00
11/1/2025	$70,860,809.10
5/1/2026	$67,988,116.06
11/1/2026	$64,848,537.97
5/1/2027	$61,827,582.33
11/1/2027	$58,536,085.47
5/1/2028	$55,359,464.75
11/1/2028	$51,908,464.11
5/1/2029	$48,666,428.47
11/1/2029	$44,952,355.34
5/1/2030	$41,538,782.05
11/1/2030	$37,648,941.16
5/1/2031	$34,055,265.68
11/1/2031	$29,980,881.28
5/1/2032	$26,198,111.44
11/1/2032	$21,929,969.61
5/1/2033	$17,948,664.30
11/1/2033	$13,477,091.10
5/1/2034	$9,385,360.02
11/1/2034	$4,604,593.52
5/1/2035	$0.00

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EXPECTED SINKING FUND SCHEDULE

DATE	AMOUNT
11/1/2025	$4,439,190.90
5/1/2026	$2,872,693.04
11/1/2026	$3,139,578.09
5/1/2027	$3,020,955.64
11/1/2027	$3,291,496.86
5/1/2028	$3,176,620.72
11/1/2028	$3,451,000.64
5/1/2029	$3,242,035.64
11/1/2029	$3,714,073.13
5/1/2030	$3,413,573.29
11/1/2030	$3,889,840.89
5/1/2031	$3,593,675.48
11/1/2031	$4,074,384.40
5/1/2032	$3,782,769.84
11/1/2032	$4,268,141.83
5/1/2033	$3,981,305.31
11/1/2033	$4,471,573.20
5/1/2034	$4,091,731.08
11/1/2034	$4,780,766.50
5/1/2035	$4,604,593.52
Total Payments	$75,300,000.00

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